December 20, 2010 Alemtuzumab for MS

Agenda 1:00 - 1:05 Welcome and Safe Harbor P. Flanigan 1:05 - 1:15 Introductory Comments H. Termeer 1:15 - 1:40 Current and Emerging Therapies E. Fox 1:40 - 2:00 New Insights on Alemtuzumab's MOA M. Panzara 2:00 - 2:35 Market Research M. Enyedy 2:35 - 3:00 Q & A 1

2 Forward-Looking Statement This presentation contains forward-looking statements regarding Genzyme's financial outlook and business plans and strategies, including without limitation our: ability to maximize the value of alemtuzumab in MS, including the expectation that alemtuzumab will redefine the MS treatment paradigm; expectation that alemtuzumab will fill unmet patient needs and will be more efficacious than other available treatments; expectation that adverse events related to the use of alemtuzumab will be manageable; projections for alemtuzumab global revenues and patient numbers; expected market share/penetration for alemtuzumab and forecasts for adoption by physicians and the marketplace; expectations regarding the pharmacoeconomic benefit of alemtuzumab; belief that a value-based pricing is achievable in the US and EU; and expected timelines for results of the phase 3 clinical trials. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted. These risks and uncertainties include, among others: the possibility that phase 3 trials may be delayed or will not support the same conclusions as phase 2; the risk that alemtuzumab will not receive regulatory approvals on the timeframes expected or at all; the possibility that alemtuzumab revenues and market share/penetration will not achieve projected levels, including as a result of the inaccuracy of underlying modeling assumptions; the risk that alemtuzumab will not be as efficacious or as safe as expected or that physicians and the marketplace will not adopt alemtuzumab to the extent expected; the risk that pricing will not be supported at projected levels; the risk that Genzyme will not be able to implement its business plans with respect to maximizing the value of alemtuzumab in the market; and the risks and uncertainties described in Genzyme's SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption "Risk Factors" in Genzyme's Quarterly Report on Form 10-Q for the period ended September 30, 2010. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this presentation. These statements speak only as of today and Genzyme undertakes no obligation to update or revise the statements. Important Information Genzyme has filed with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9. Genzyme shareholders are advised to read the company's Solicitation/Recommendation Statement on Schedule 14D- 9 because it contains important information. Shareholders may obtain a free copy of the Solicitation/Recommendation Statement on Schedule 14D-9, as well as any other documents filed by Genzyme in connection with the tender offer by Sanofi-Aventis, free of charge at the SEC's website at http://www.sec.gov. In addition, investors and security holders can obtain free copies of these documents from Genzyme by directing a request to Genzyme at 500 Kendall Street, Cambridge, MA 02142, Attention: Shareholder Relations Department, or by calling 617-252-7500 and asking for the Shareholder Relations Department.

Introductory Comments Henri Termeer

Mechanism of Multiple Sclerosis Disease

Alemtuzumab's Mechanism of Action

Genzyme is Uniquely Positioned to Maximize the Value of Alemtuzumab in Multiple Sclerosis Genzyme's therapies transform patients' lives If approved, Alemtuzumab is expected to re-define the MS treatment paradigm Strong record of success in creating blockbuster products with best-in-class therapies Alemtuzumab results show superior efficacy to Rebif in Phase 2 Genzyme works effectively with governments and payers to ensure sustainable access to therapies worldwide Long history of success and best-in-class track record of patient management and support Innovative approach built on success with lysosomal storage diseases Unobtrusive Alemtuzumab patient wellness program Recognized as global biotech innovator by patients and providers Strong relationships with governments, payers, and advocacy groups worldwide Global care delivery network in place to maximize patient reach, benefit, and support for the comprehensive Alemtuzumab package Alemtuzumab product Alemtuzumab wellness program Alemtuzumab patients support program

Fulfilling Unmet Needs in Multiple Sclerosis Edward Fox MD, PhD

Outline Unmet needs in MS Alemtuzumab overview: fulfilling an unmet need Rationale for early, aggressive MS treatment

Multiple Sclerosis1 Prevalence ~400,000 in US, 1 million world-wide Females: Males 2:1 Median onset: 30 years Disease courses: Relapsed Remitting (RRMS) ~85% of MS population Secondary Progressive (SPMS) of ~85% diagnosed, 50% will progress to SPMS w/in 10 years and 90% will progress to SPMS w/in 25 years Primary Progressive (PPMS) ~10% of people diagnosed Progressive Relapsing (PRMS) ~5% of people diagnosed 1. www.nationalmssociety.org

MS Impact Starts Early: Cognitive Impairment CIS Stage

Cognitive test performance in an exploratory study


Patients Failing ≥2 Cognitive Tests
60%
40%
20%
0%
57%
7%
CIS Patients
n=40
Healthy Controls
n=30
P<0.0001

- Deficits were found mainly in memory, speed of information processing, attention and executive functioning
- Early damage supports need for early treatment

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CIS, Clinically Isolated Syndrome (first neurological episode)
Feuillet L et al. *Mult Scler.* 2007;13:124-127.

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Frequent Early Relapses Lead to More Rapid Disease Progression DSS, Disability Status Scale Scalfari A et al. Brain. 2010;133:1914-1929. Relapses within first 2 years have important prognostic significance Relapses after 2 years have less impact on the rate of progression Years to Disability Accumulation Based on Relapses in First 2 Years of MS Time to Steady Progression Time to DSS 6 Time to DSS 8 1 Relapse 19.9 22.7 33.2 2 Relapses 16.7 18.7 28.9 3 or more Relapses 15.1 15.1 20.4 Mean Time (Years) to Event from Disease Onset

Symptoms Start Early, Despite DMT Use MS Usually Continues to Progress


The Natural Course of Relapsing-Remitting MS[1]
Pre-clinical
First clinical event
Relapsing-remitting
Secondary progressive
Disease Severity
Inflammation
Axonal loss
Brain volume
Disability
Time (years)
MRI Events

Despite treatment, approximately one quarter (21-27%) of patients worsened by ≥1 point on the EDSS within 2 years[2]

DMT, disease-modifying therapies; EDSS, Expanded Disability Status Scale.

1. Adapted from Compston A, Coles AJ. *Lancet*. 2008 Oct 25;372(9648):1502-1517.
2. O'Connor P et al. *Lancet* Neurol. 2009;8:899-897.

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13 MS is one of the most common causes of neurological disability in young adults2 Natural history studies indicate that it takes a median time of 8, 20, and 30 years to reach the irreversible disability levels of EDSS 4, 6, and 7, respectively3 Up to 75% increased annualized divorce rate4 In a 2004 study, 2 out of 3 patients with RRMS were unemployed due to the disease6 Life expectancy is reduced by 5-10 years5 Utility EDSS Status EDSS and Utilitya Show a Significant Inverse Relationship1,b aUtility measures are derived from EQ-5D using the EuroQoL instrument. bError bars depict 95% confidence intervals. Half points on EDSS are not shown on graph axis, except at EDSS 6.5. MS: A Severely Debilitating Disease

Early, Effective Treatment May Change the Course of MS

- The paradigm shift to early aggressive therapy in the management of MS, as practiced in rheumatology
- Early aggressive treatment of MS is desirable as demyelination and axonal degeneration occur early in RRMS



Disability
Later treatment
Natural course of disease
Treatment at diagnosis
Later intervention
Intervention at diagnosis
Time
Disease onset

1. Adapted from Miller JR. *J Manag Care Pharm.* 2004;10(suppl S-b):S4-S11. 2. Trapp et al. *Curr Opin Neurol.* 1999;12:295-302.
3. Trapp et al. *Neuroscientist.* 1999;5:48-57. 4. Trapp et al. *N Engl J Med.* 1998;338:278-285.
5. Jeffery DR. *J Neurol Sci.* 2002;197:1-8. 6. Cohen JA et al. *J Neuroimmunol.* 1999;98:29.

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Outline Unmet needs in MS Alemtuzumab overview: fulfilling an unmet need Rationale for early, aggressive MS treatment

MS Treatment Landscape: Overview Therapeutic Effectiveness Dosing Safety/ Tolerability Monthly infusion Oral Regular injections Higher Lower PML, well-tolerated Safety concerns, lack of long-term data Long safety experience, few SAE's, flu-like sx's ABCRE= Avonex, Betaseron, Copaxone, Rebif, Extavia Therapies Natalizumab Gilenya ABCRE

Addressing MS Unmet Needs Calls for New Treatment Goals

Unmet Need	New Goal
Symptom alleviation	• DMTs that decrease MS activity and improve quality of life
Therapies that halt or reverse neuronal damage and disability	• Promote neurorepair and remyelination[1] • Durable disability improvement, progression-free
Improved disease control	• Freedom from disease[3] • Durable disability improvement[2]
Convenient treatment regimens, improved treatment compliance	• Dosing options, including new routes of administration or less frequent dosing, for improved quality of life[3]

1. Bruce CC et al. *Horm Behav.* 2010;527(1):56-62. 2. Coles AJ et al. AAN 2009.
3. Kieseier BC et al. *Pharmacol Res.* 2009;60(4):207-211.

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Outline Unmet needs in MS Alemtuzumab overview: fulfilling an unmet need Rationale for early, aggressive MS treatment

19 Alemtuzumab Profile Humanized monoclonal antibody targeting CD52 antigens on B and T lymphocytes 2 phase 3 trials are fully enrolled ? data expected 2011 Short course infusions at month 0 and month 12 Phase 2 study CAMMS223 complete: alemtuzumab 12 mg, alemtuzumab 24 mg vs. Rebif in early active MS. N=334 19

Emerging Profile Shows Unprecedented Efficacy Alemtuzumab vs. Interferon Beta-1a in Early Multiple Sclerosis N Engl J Med 359:1786, October 23, 2008 Original Article Treatment effects were observed early in the trial, at 12 months alemtuzumab pooled vs. SC IFNB-1a: 76% Reduction in Risk of Acquiring Fixed Disability (P=0.0024) 76% Reduction in Rate of Relapse (P<0.0001) Reduced Rate of Relapse P < 0.001 Reduced Risk of Acquiring Fixed Disability P < 0.001 Rate Reduction Risk Reduction

Unprecedented Improvement in Disability in Phase 2 Coles AJ et al. NEJM 2008;359:1786-1801. Improved EDSS Score Unchanged EDSS Score Worsened EDSS Score Alemtuzumab pooled 57.2 22.3 20.5 SC IFN^-1a 33.7 25 41.3 SC IFNb-1a 0.79 0.22 Change in EDSS Score Compared With Baseline at 36 Months Alemtuzumab pooled SC IFN^-1a Rapidly slowed / halted progression, reversed pre-existing disability Percentage of Patients Mean Disability Scores (EDSS) 100 107 108 91 103 105 83 99 105 73 99 101 71 92 97 68 88 89 111 112 110 Months 3 6 12 18 24 30 0 36 1.0 1.4 1.8 2.2 2.6 No. at risk: -0.39 +0.38 P<0.001 P=0.003 SC IFN^-1a Mean EDSS Score

Relapse-Free Progression-Free Clinical Disease-Free SC IFN^-1a 48.5 68.1 34.9 Alemtuzumab Pooled 77.5 90.2 71.7 SC IFNb-1a 0.79 0.22 Clinical MS Activity Halted in Majority of Patients Receiving Alemtuzumab Through 4 Years P<0.0006 P<0.0001 P<0.0001 Khan O et al. AAN. 2010. Clinical disease-free: No relapses or accumulation of disability. Disability progression-free: No increase in EDSS sustained for 6 months. SC IFN^-1a Alemtuzumab Pooled 2 Cycle CAMMS223: Alemtuzumab (pooled) vs SC IFN^-1a, Phase 2 Proportion of Patients at 48 Months (%)

Alemtuzumab's Effects are Durable: 5 Year Results Annualized Relapse Rate 0.11 13% 38% Coles et al. ECTRIMS 2010. SC IFN^-1a Alemtuzumab Pooled Percent of Patients With 6 mo. SAD Months 0-60 Months 0-60 Change from Month 0-60 0.35 Mean EDSS Score Patients followed through 5 years: 133 Alemtuzumab 39 SC IFNß-1a Month 60 Unchanged EDSS Score Decreased EDSS Score Alemtuzumab pooled 0.46 22.3 20.5 SC IFN^-1a -0.3 25 41.3 0.22

Most AEs on alemtuzumab occurred in the month following infusion More SAEs occurred in the SC IFNß-1a arm then in either alemtuzumab arm AEs out to 6.5 years of complete follow-up consistent with initial 3 years2 Overview of Adverse Events Over 3 Years Number (%) of Patients with Events1 Number (%) of Patients with Events1 Number (%) of Patients with Events1 SC IFN^-1a Alemtuzumab Alemtuzumab 44 mg TIW (n = 107) 12 mg/day (n = 108) 24 mg/day (n = 108) AEs 107 (100%) 108 (100%) 107 (99.1%) AEs Leading to Withdrawal 13 (12.1%) 4 (3.7%) 2 (1.9%) Deaths 0 1 (0.9) 1 (0.9) Serious AEs 25 (23.4%) 24 (22.2%) 22 (20.4%) Relapse SAEs 13 (12.1%) 5 (4.6%) 4 (3.7%) 1. Data on File. 2. Coles A et al. ECTRIMS 2010.

Alemtuzumab Related Adverse Events in Phase 2 Study: Detectable, Manageable, Treatable Infusion-associated reactions effectively managed Incidence decreases with each cycle 96% of infusion reactions were mild-moderate in severity Infections predominantly (96%) mild to moderate in severity, responding appropriately to conventional treatment No life-threatening or fatal infections Antibody-mediated autoimmunity detectable by standard blood tests and can be managed effectively if detected early Comprehensive program being evaluated in Phase 3 studies to maximize patient outcomes Independent Safety Monitoring Committee for Phase 3 trials has not identified any new signals

Anti-GBM Disease (Goodpasture's) 1 event in Phase 2, two reported outside of sponsored studies Early detection led to early intervention and recovery Patient in trial identified early, treated, recovered with near-normal renal function Alemtuzumab experience consistent with literature indicating early detection and treatment improves survival, prevents renal failure Levy et al., 2001 100% survival, 95% preserved renal function at 1 year when detected and treated when serum creatinine < 500 mmol/L (5.7 mg/dL) Treatment = short term plasma exchange, cyclophosphamide, methylprednisolone Education and surveillance in Genzyme-sponsored trials focuses on early detection to improve outcome Monthly serum creatinine testing, urinalysis Coles et al. ECTRIMS 2009. Meyer et al. ECTRIMS 2010. Levy et al. Ann Intern Med 2001

Autoimmunity in Alemtuzumab-Treated CAMMS223 Patients through Complete Follow-Up Immune thrombocytopenic purpura (ITP): 2.8%1,2 First case went unrecognized leading to fatal intracerebral hemorrhage Remaining cases: identified early through monitoring and achieved durable remission (most required treatment) with normal platelet counts and no sequelae3 Thyroid autoimmunity: 30%4 Hyperthyroidism and hypothyroidism detected early and effectively treated with standard therapies Few serious thyroid events (4 events, 0.004 events per person year) Goodpasture's disease (anti-GBM)2 Rare event: 1 case identified early after onset through screening with near normal renal function Safety monitoring program Education and surveillance (surveys and routine laboratory monitoring) in Genzyme-sponsored trials focuses on early detection to improve outcomes 1. CAMMS223 Trial Investigators. N Engl J Med. 2008. 2. Coles et al. ECTRIMS 2009. 3. Fox et al. AAN. 2010. 4. Coles et al. ECTRIMS 2010. 5. Levy et al. Ann Intern Med. 2001. 27

Alemtuzumab Addresses Critical Needs in MS Note: Based on phase 2 data Symptom alleviation Therapies that halt or reverse neuronal damage and disability Improved disease control Convenient treatment regimens, improved treatment compliance Critical Need Alemtuzumab

Clinical Practice Today CIS Mild naive Stable on treatment No change Active naive Active on treatment (MRI, clinically) Patient Type ABCRE Gilenya Tysabri

Alemtuzumab in Clinical Practice (2013) CIS Mild naive Stable on treatment No change Active naive Active on treatment (MRI, clinically) Patient Type ABCRE Alemtuzumab Tysabri Gilenya Tysabri

Summary Alemtuzumab: Fulfilling an Unmet Need A substantial burden of disease and unmet needs remain in MS despite advances in available DMTs Alemtuzumab may offer a transformative approach to MS treatment Potential for unprecedented efficacy Annual dosing with routine monitoring Opportunity for early, effective treatment in MS to potentially alter the disease course Manageable safety profile Monitorable adverse events Early detection has allowed for intervention and recovery 31

Michael Panzara, MD, MPH New Insights: Alemtuzumab's Mechanism of Action Alemtuzumab is not approved for treatment of MS and should not be used outside of a regulated formal clinical trial

Alemtuzumab Profile Humanized monoclonal antibody Targets CD52 antigen abundant on the surface of B and T lymphocytes Mediates cell lysis through antibody- dependent cell-mediated cytotoxicity (ADCC), complement-dependent cytotoxicity (CDC), and induction of apoptosis Phase III clinical trials for relapsing-remitting MS to be completed in 2011

AGENDA: Alemtuzumab: Questions Related to Mechanism What is alemtuzumab's effect on leukocytes in the blood and lymphoid tissues? What is alemtuzumab's effect on immune competence? What may account for the durability of the clinical response as reported in alemtuzumab MS studies? 34

Human CD52 Transgenic Mouse Alemtuzumab does not cross-react with mouse CD52 thus precluding in vivo studies in wild-type mice Human CD52 transgenic mouse model (huCD52 Tg) Created on an outbred mouse strain (CD1) Expresses human CD52 under control of the human CD52 promoter Tissue distribution and levels of CD52 on mouse lymphocytes comparable to that of humans Hu et al. Immunology. 2009.

huCD52 Tg mouse1 Similar Patterns of Lymphocyte Repopulation in huCD52 Transgenic Mouse and Humans 1. Genzyme unpublished data. 2. Coles et al. ECTRIMS 2009. CD19+ B cells CD4+ T cells Months on study Months on study CD19 (10E9/L) results CD4 (10E9/L) results CAMMS223 MS patients2 % Control 0 50 100 150 200 0 50 100 150 200 Day of experiment 1 mg/kg single dose Vehicle CD4 T cells CD8 T cells B cells

Leukocyte Depletion in huCD52 Tg Mouse Greater in Peripheral Blood vs Lymphoid Organs Depletion CD4 ^ CD8 ^ B >> NK, neutrophils, plasma cells Depletion greater in peripheral blood vs lymphoid organs Lymph node CD4 T cells CD8 T cells B cells 0 20 40 60 80 100 % Control Bone marrow Blood Spleen Hu et al. Immunology. 2009. 1 mg/kg alemtuzumab 0 25 50 75 100 125 Mature B cells Plasma cells % Control CD4 T cells CD8 T cells B cells NK cells Neutrophils 0 25 50 75 100 125 % Control 0 25 50 75 100 125 CD4 T cells CD8 T cells B cells NK cells Neutrophils % Control

CAMMS223: Minimal, Transient Effects on Cells of the Innate Immune System Coles et al. AAN. 2010. Note: NR=Normal range Results (109/L) After transient effects, all within normal range

Differential Depletion of Lymphocyte Subpopulations in the huCD52 Tg Mouse 1 mg/kg alemtuzumab EM, effector memory CM, central memory Genzyme unpublished data. CD8 CD8 EM CD8 CM CD8 Naive CD4 (spleen) CD4 CD4 EM CD4 CM CD4 Naive CD4 Treg % Control 0 25 50 75 100 0 25 50 75 100 % Control Subpopulations are depleted at different levels: CD4 naive > memory CD4, Treg CD8 naive > memory CD8 CD8 (Spleen)

Relative Increase of Memory T Cells After Treatment With Alemtuzumab in MS Patients Cox et al. Eur J Immunol. 2005. * *P<0.01 110% Pre Percentage of CD4+ memory T cells 30% 50% 70% 90% 1 3 6 9 12 Time (months)

Preservation of Memory T Cell & Antibody Response to Viral Antigen After Alemtuzumab in huCD52 Tg Mice 0 33 30 Alemtuzumab 1mg/kg Ad2 Harvest spleen 40 Harvest blood Ad2 63 Ad2 = Adenovirus serotype 2 Anti-viral T cell response Anti-viral antibody response Turner et al. ECTRIMS 2010. PBS/Ig/PBS Ad2/Ig/Ad2 Ad2/alem/Ad2 0 50 100 150 200 Treatment # spots/ 2.5e5 splenocytes PBS/Ig/PBS Ad2/Ig/Ad2 Ad2/Alem/Ad2 0 500 1000 1500 2000 2500 Titer

Summary: Alemtuzumab Effects on Leukocyte Populations and Immune Competence Largely intact innate immune system components1,2 Neutrophils, monocytes, NK cells Preservation of lymphocyte pools within lymphoid organs1 Preservation of antibody-producing plasma cells1 Enrichment of memory T cells after depletion1,2 Preservation of memory T cell and antibody response to viral antigen1 1. Transgenic mouse studies. 2. Clinical studies.

AGENDA: Alemtuzumab: Questions Related to Mechanism What is alemtuzumab's effect on leukocytes in the blood and lymphoid tissues? What is alemtuzumab's effect on immune competence? What may account for the durability of the clinical response as reported in alemtuzumab MS studies? 43

Relative Increase of Regulatory T Cells After Treatment with Alemtuzumab in MS Patients with Alemtuzumab in MS Patients with Alemtuzumab in MS Patients Similar increase in the percentage of Tregs post-alemtuzumab also observed in the huCD52 Tg mouse Cox et al. Eur J Immunol. 2005. 30 Pre 0 10 20 1 3 6 9 12 Time (months) HC 0.6 Pre -0.1 1 3 6 9 12 Time (months) 0.0 0.5 0.4 0.3 0.2 0.1 Percentage of CD4+ T cells CD25high FoxP3 mRNA expression

Enrichment of Treg After Exposure of Human T Cells to Alemtuzumab + Complement In Vitro FOXP3 Havari et al. ECTRIMS 2010. Live CD4 Treg Treg

Treg Activity in Human T Cells Is Enriched After Exposure to Alemtuzumab Plus Complement In Vitro T cells - Donor B T cells after Alemtuzumab+C or IgG+C Untreated (T responders), 1:1 ratio Suppression assay Dendritic cells - Donor A (stimulators) + Cellular proliferation 3H-thymidine Havari et al. ECTRIMS 2010. 3H-thymidine (cpm) Responders alone Responders + IgG+C T cells Responders + Alem+C T cells 0 20000 40000 60000

Increased Neurotrophin Production by Lymphocytes from Alemtuzumab-Treated Patients Neurotrophin secretion after alemtuzumab is specific to stimulation with myelin basic protein Jones et al. Brain. 2010. **P<0.01 BDNF pg/mL CNTF pg/mL A B BDNF secretion (Brain derived neurotrophic factor) CNTF secretion (Ciliary neurotrophic factor) **P<0.01

What May Account for the Reported Durability of the Clinical Response in Alemtuzumab MS Studies? Depletion of CD52+ autoreactive lymphocytes may induce re- setting of the immunological clock Enrichment of T cells with regulatory activity suggests a tolerogenic environment during repopulation Lymphocyte production of neurotrophic factors post-alemtuzumab may promote neural repair 48

SUMMARY: Emerging Data Suggest Immunomodulation in MS Preservation of immune competence Largely transient effects on innate immune system components, relative preservation of lymphocyte pools within lymphoid organs, plasma cells Enrichment of memory T cells after depletion Preservation of memory T cell and antibody response to viral antigen Immunomodulation and disease modification with durable clinical response Potential for re-setting of the immunological clock, tolerogenic environment during repopulation Increased lymphocyte production of neurotrophic factors post-treatment 49

Market Research Mark Enyedy

AGENDA Alemtuzumab Plans Built on Extensive Research Introduction Genzyme research Independent research The economic advantage Product penetration

Alemtuzumab: A Promising New Treatment for $14B Multiple Sclerosis Market in 2013* Improved efficacy Durable remissions Convenient dosing Manageable Safety Superior to Rebif in Phase 2 Reversal of disability (EDSS)1 >70% of patients free from clinically active disease at 4 years2 Annual Limited course Tolerable profile in Phase 2 52 *Cowen Report, March 2010. 1. Coles AJ et al. NEJM 2008; 359: 1786-1801. 2. Khan O et al. AAN. 2010

12.0000000000014 172.550234398626 49.0219485727037 13.0000000000015 1494.418873091 897.459928446307 14.0000000000016 2338.97509814278 2062.51517091422 15.0000000000017 2549.53946091381 2783.70266172495 16.0000000000018 2873.89114756138 3258.22859326271 17.0000000000019 2745.4755514944 3495.11368552052 18.000000000002 2509.52040658525 3179.00000000036 19.0000000000022 2339.21224804391 2522.00000000029 20.0000000000023 2286.38328694325 1866.00000000021 Base Cases Show Peak Revenue of ~$3B 0 Projected Alemtuzumab MS Global Revenues ($M) Source: Internal forecasts and leading independent advisory firm. 20 19 18 17 16 15 14 13 2012 Genzyme Independent Advisory Firm

AGENDA Alemtuzumab Plans Built on Extensive Research Introduction Genzyme research Independent research The economic advantage Product penetration

Extensive Alemtuzumab Market Research by Genzyme 1st Conjoint Study 2006 600 HCPs BMI Market Access Ongoing 800 HCPs 2nd Conjoint Study Q1 2009 600 HCPs Attitude and Awareness Q2 2009 260 HCPs Messaging Development 2H 2009 200 HCPs Branding and Messaging Q3 2010 100 HCPs Feedback from >2,500 MS Prescribers and Payers Since 2006 55

Market Research and Analysis Conducted Over 6 Years 2005 2007 2008 2004 2006 2009 2010 Payer Mix Analysis Clinical Trial Feasibility Risk Management Program Diligence MS/Oncology US and EU Differentiation Differentiation Tactics Diligence Competitive Intelligence Pricing Band Research 1st Conjoint 2nd Conjoint Awareness And Trial Messaging & Branding Cost Effectiveness Analyses

Multiple Sclerosis is an Unsatisfied Market Source: Genzyme conjoint study; market research data on file Most frustrating or inadequate aspects Most desired improvements Proportion who mentioned: Disability progression/remission Cure Efficacy Better risk : benefit ratio Relapses Lesion efficacy Better administration Oral administration compliance Less frequent administration Tolerability Safety Cost Don't know if drug is effective Limited drug choice NABs 27% 29% 53% 31% 46% 60% 68% 39% 46% 69% 66% 60% 30% 37% 25% 15% 41% 37% 23% 21%

Alemtuzumab Being Developed to Serve Market Needs Better Than Existing Agents Current Market Leaders Potential New Paradigm for Treating MS Emergence of New Products Limited efficacy Problematic tolerability Some have significant safety concerns Raise efficacy bar Growth in patient, physician dissatisfaction In Phase 2 Alemtuzumab delivered: superior efficacy to Rebif tolerability dosing convenience manageable safety profile

US Physicians Strongly Associate Alemtuzumab with Best-in-Class Efficacy Product Performance - Mean Rating Provides efficacy in delaying the accumulation of physical disability Provides efficacy in reducing the frequency of relapses Provides long-term durability in suppressing symptoms associated with MS Has proven long-term safety Effectively relieves a broad range of symptoms associated with MS Provides efficacy in reducing lesion load as identified on MRI Interferons 4.65 4.9 4.55 5.71 4.31 4.8 Copaxone 4.53 4.72 4.51 5.9 4.3 4.5 Tysabri 5.18 5.5 4.95 3.08 4.63 5.49 fingolimod 5.02 5.33 4.84 3.26 4.63 5.28 cladribine 4.94 5.39 4.85 3.32 4.65 5.23 alemtuzumab 5.44 5.83 5.02 3.5 4.83 5.62 Source: PeopleMetrics primary market research. Physician attitude, treatment and usage (ATU) study 2009 (n=101 US neurologists). = Alemtuzumab was statistically superior vs ALL products except Tysabri = Alemtuzumab was statistically superior vs ALL products

European Physicians Strongly Associate Alemtuzumab with Best-in-Class Efficacy Product Performance - Mean Rating Provides efficacy in delaying the accumulation of physical disability Provides efficacy in reducing the frequency of relapses Provides long-term durability in suppressing symptoms associated with MS Has proven long-term safety Effectively relieves a broad range of symptoms associated with MS Provides efficacy in reducing lesion load as identified on MRI Interferons 3.843 3.888 4.131 5.396 3.774 4.113 Copaxone 3.73 3.794 4.069 5.428 3.711 4 Tysabri 5.044 4.796 5.352 3.585 4.535 5.283 fingolimod 4.792 4.599 5.085 3.442 4.441 5.081 cladribine 4.709 4.482 4.96 3.528 4.396 5.068 alemtuzumab 5.36 5.068 5.727 3.411 4.717 5.667 = Alemtuzumab was statistically superior vs ALL products except Tysabri = Alemtuzumab was statistically superior vs ALL products Source: PeopleMetrics primary market research. Physician attitude, treatment and usage (ATU) study 2009 (n=101 EU neurologists).

Alemtuzumab Efficacy Expected to Drive Use Over Tysabri Alemtuzumab efficacy perceived as superior US EU East 0.945 0.942 US EU East 0.67 0.53 0.09 0.16 Treatment Survey (US N=326; EU N=156) Q56. Which features are most important in your selection of drugs for your RRMS patients? (rate each attribute from 1-6 where 1 = not important and 6 = very important; each rating can be used more than once) Price Sensitivity Survey (US N=88; EU N=107) Q 17. Please rate your impression of each of the below regarding EFFICACY on a scale of 1 to 10 where 1=poor and 10=outstanding. Alem- tuzumab Alem- tuzumab Tysabri Tysabri Efficacy rated as most important feature

Efficacy Data for Alemtuzumab and Gilenya 62 These agents were not compared in a head to head clinical trial There are differences in trial designs and patient populations that limit the interpretation of cross-trial comparisons. 1. Coles, et al., NEJM 2008. Genzyme internal data. 2. FDA briefing materials on Gilenya. Cohen, et al., NEJM 2010. Endpoint Alemtuzumab1 Phase 2 results Gilenya2 Phase 3 results Relapse Rate Reduction 76% at 12 months vs. Rebif 79% at 24 months vs. Rebif 52% at 12 months vs. Avonex 54% at 24 months vs. placebo Reduction in Risk of SAD (sustained 6 months) 76% over 12 months vs. Rebif 72% over 24 months vs. Rebif Not reported over 12 months vs. Avonex 37% over 24 months vs. placebo Mean change in baseline (EDSS score) -0.33 vs. +0.17, at 12 months vs. Rebif (p<0.0001) -0.42 vs. +0.20, at 24 months vs. Rebif (p<0.0001) -0.08 vs. +0.01 at 12 months vs. Avonex (NS) 0.00 vs. +0.13 at 24 months vs. placebo (NS)

Alemtuzumab v. Tysabri Survey Response: Safety More Acceptable than Tysabri Price Sensitivity Survey (US N=88; EU N=107) Q19. Please rate your impression of each below regarding SERIOUS ADVERSE EVENTS on a scale of 1 to 10 where 1 = poor and 10 = outstanding. (note: we are referring to SAEs, not side effects or tolerability issues) Market alemtuzumab Tysabri US 39% 31% EU 39% 22% 63 Rated Safety Superior

Patient Wellness Program Expected to Have Minimal Prescribing Impact TOUCH Program experience net positive1 Acceptable amount of time required to participate2 No impact on majority of prescribing3 Gilenya requires 5 specialists4 Payers report REMS universally having no impact on coverage or reimbursement5 64 Treatment Survey (US N=326; EU N=156) 1. Q110. What is your experience with the natalizumab (Tysabri) TOUCH program? (1 = very negative, 3 = neutral, 5 = very positive) US: Median rating =4.0 (positive experience) 2. Q111. How much time and energy is required to participate in the TOUCH program? (1 = too much, 3 = acceptable, 5 = very little) US: Median rating =3.0 (acceptable) 3. Q112. Does your answer to the previous question influence your decision to prescribe Natalizumab (Tysabri)? US: 60% answer no 4. Gilenya package insert 5. Genzyme payer research analyses, data on file

US EU East 0.59 0.55 0.1 0.07 Alemtuzumab Dosing Rated Superior to Tysabri Price Sensitivity Survey (US N=88; EU N=107) Q20. Please rate your impression of each below regarding DOSING/ADMINISTRATION on a scale of 1 to 10 where 1 = poor and 10 = outstanding. Alemtuzumab Alemtuzumab Tysabri Tysabri

Oral Chronic Therapy ^ Adherence Tamoxifen for Breast Cancer 22% stopped taking tamoxifen by the end of the first year in a five year course By the end of 31/2 years, more than 1/3 had stopped taking tamoxifen Oral Bisphosphonates for Postmenopausal Osteoporosis (PMO) Fracture prevention with oral bisphosphonates limited by nonadherence- 56% to 68% nonadherence at 1 year cutting clinical benefit by > 50% Nonadherence partly due to GI intolerance, frequency of administration and dosing inconvenience-daily, weekly, monthly oral tablet Similar experience from numerous studies in multiple chronic diseases (e.g. diabetes, asthma, hypertension, HIV) Sources: Barron TI, et al. Cancer, volume 109 (5), pp832-839, March 1, 2007. Carmona R and Adachi R. Patient Preference and Adherence 2009:3 189-193. Further referenced to Recker R, et al. Mayo Clin Proc. 2005;80:856- 861. Klauer T and Zettl UK . J Neurol (2008) 255 [Suppl 6]:87-92. Further referenced to DiMatteo MR (2004). Med Care 42: 200-209. Cotte FE, et al. Osteoporos Int (2010) 21:145-155. 66

Non-Adherence Inherent in Current *Chronic* MS Therapies

- Annual switch rates >20% in MS[1]
- Factors contributing to non-adherence:
  - Limited efficacy and patient will progress regardless
  - Benefits not immediate
  - Patient may feel well for prolonged periods/remissions
  - Therapy is injected, ≥ 1/week, for life
  - Adherence rates decline with increasing administration frequency

Key Reasons Patients Discontinue[2]
Lack of efficacy (30% to 50%)
Side effects (22% to 70%), mainly injection site reactions, flu-like symptoms, and depression

Key Reasons Patients Miss Their MS Injection[3]
Forgot (58%)
Did not feel like taking (22%)
Tired of taking (16%)
Reasons not mutually exclusive

These reasons also common with oral medications for chronic diseases[4]

1. PeopleMetrics Rx 2009 Conjoint Study, Total Market n=607. 2. Reynolds MW, et al. CMRO. Vol. 26, No. 3, 2010, 664. 3. Treadway K, et al. Neurol (2009) 256:571. Further referenced to 3 studies: O'Rourke et al. Mult Scler 2005;11:46-50. Tremlett HL et al. J. Neurology 2003;61:551-4. Rio J, et al. Mult Scler 2005;11:306-9. 4. Carmona R et al. Patient Preference and Adherence 2009:3.

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Non-Adherence Results in Poorer Outcomes in MS Missed doses associated with disease progression1 Discontinuation for ^ 18 months results in higher healthcare costs2 68 1. Reynolds MW, et al. CMRO Vol. 26, No. 3, 2010, 664. Further referenced to 2 studies: Tremlett HL, et al. J. Neurology 2003;61:551-4. Clerico M, et al. J Neurol Sci 2007; 259:104-108. Tremlett HL et al. Pharmacoepidemiology Drug Safety 2008; 17:565-76 2. Reynolds MW, et al. Journal of Medical Economics, 2010; 13(1): 90-98. 3. Treadway K, et al. Neurol 2009; 256:568-576 4. Klauer T et al. J Neurol (2008) 255 [Suppl 6]:87-92. .. Non-Adherence Level of adherence correlates to patient perception of benefit3 Adherence maximizes the benefits of DMTs4 Adherent patients report better quality of life and fewer neuropsychological issues (both statistically significant) than non-adherent patients3 Adherence

Alemtuzumab Share Potential All MS Patients All Patients 27.01 Source: PeopleMetrics Rx 2009 Conjoint Study, Total Market n=607 Overall alemtuzumab preference share is 27% Preference share is higher in treatment experienced patients (43%) than in treatment naive patients (11%) Percent of patients Percent of patients Treatment Naive Treatment Experienced

Preference Share Detail Alemtuzumab and Tysabri pull large portions of share from both the ABCRs and orals moving from treatment naive to treatment experienced Treatment Naive Treatment Experienced Orals 20.94 7.13 Alemtuzumab 10.67 43.36 Tysabri 4.16 20.6 ABCRs 64.24 28.92 Source: PeopleMetrics Rx 2009 Conjoint Study, Total Market n=607 ABCRs Tysabri Alemtuzumab Orals % of MS Patients

Preference Share Detail: Status Quo While alemtuzumab and Tysabri both increase in share from naive to experienced patients, alemtuzumab has more than twice as much share as Tysabri for both patient types All Patients Naive Experienced Mylinax (cladribine) 10.06 15.14 4.98 fingolimod (FTY720) 3.97 5.79 2.14 alemtuzumab 27.01 10.67 43.36 Tysabri 12.38 4.16 20.6 Copaxone 13.26 19.45 7.06 Rebif 11.08 14.42 7.75 Betaseron 9.57 10.91 8.24 Avonex 12.67 19.46 5.88 Status Quo Preference Shares % of Patients Source: PeopleMetrics Rx 2009 Conjoint Study, Total Market n=607

AGENDA Alemtuzumab Plans Built on Extensive Research Introduction Genzyme research Independent research The economic advantage Product penetration

Independent Analysis Validates Significant Revenue Opportunity Retained leading independent global advisory firm Developed revenue projections and P&L for alemtuzumab in MS Established asset valuation range within context of the evolving MS market Integrated primary and secondary research on a global level Primary research included extensive, global interviews and surveys 87 neurologist interviews 16 payer interviews ~200 physician surveys Primary focus US, UK, France, Germany, Brazil, Spain Complemented with extensive secondary review of publications, white papers and other research Completed early October 2010 73

Basis for External Perspective United States 37 11 138 United Kingdom 11 2 9 France 14 1 20 Germany 14 28 Spain 3 2 Italy 3 1 Other Europe 2 1 Brazil 3 TOTAL 87 15 198 57 + 1 pan European Neurologist Interviews Payer Interviews Neurologist Surveys 74 Source: Independent Market Research

Copaxone and Avonex Lead Patient Market Share

Reported volume market shares by treatment – Percent of patients


Decision Resources
Physicians
US
UK
Ger
Fra
Copaxone
40
31
30
25
25
25
23
17
Avonex
30
24
24
19
23
18
38
33
Rebif
15
20
28
29
23
20
16
24
Betaseron
8
17
6
15
19
20
10
16
Tysabri
4
6
5
8
8
7
9
9
Extavia
0
2
0
3
0
7
0
1
Other
3
0
6
1
2
3
4
0

N=159[1]

Physicians in the US are fairly indifferent between Copaxone and Avonex, noting that both lines of medications are equally efficacious

N=20[2]

UK physicians are more apt to prescribe Rebif, as they are extremely keen on Rebif's injection device and its ability to monitor patient compliance

N=40[2]

After Copaxone, German physicians prefer Betaseron as they have easiest access and comfortable with the treatment's reputation of being the oldest and safest beta-interferon

N=34[2]

1 US Survey and interview results (128 surveys, 31 US interviews)
2 EU Interviews (55 surveys, 39 interviews)
SOURCE: Independent Market Research from Neurologist phone interviews

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Efficacy and Safety: Most Important in Physician Prescribing Decision Physicians indicated that efficacy and safety concerns are the primary drivers for selecting which DMT to prescribe. However, tolerability was indicated as the primary driver behind preferences of patients, who can influence a physician's decision 1 US Survey and interview results (128 surveys, 31 US interviews) 2 EU Interviews (55 surveys, 39 interviews) SOURCE: Independent Market Research from Neurologist phone interviews Efficacy Safety Tolerability Dosage and Convenience Patient Support Programs Pricing and Reimbursement 4.0 3.8 3.4 2.9 2.7 2.5 1=Not important at all 4=Most important Main decision driver Comparatively less important 4.0 3.9 3.2 2.7 1.8 2.0 3.9 3.8 3.3 3.0 2.4 2.2 3.9 3.5 3.3 2.8 2.3 1.9 N=1491 N=342 N=172 N=362 US UK Ger Fra

Physicians Eager to Incorporate New Options Into Preferred First Line Treatment Paradigm Physicians maintain their indifference between interferon choices Interferons and Copaxone are still preferred as first lines of treatment, along with fingolimod and cladribine First Line Treatment Paradigm Preferences For Relapsing Patients In The Future 1 US Survey and interview results (128 surveys, 22 US interviews) 2 EU Interviews (55 surveys, 32 interviews) SOURCE: Independent Market Research from Neurologist phone interviews Other Cladribine fingolimod alemtuzumab Tysabri Copaxone ABRE Other Cladribine fingolimod alemtuzumab Tysabri Copaxone ABRE East 0 14 27 6 0 17 36 14 27 6 17 36 Other Cladribine fingolimod alemtuzumab Tysabri Copaxone ABRE East 6 10 10 4 2 21 47 6 10 10 2 21 47 4 Other Cladribine fingolimod alemtuzumab Tysabri Copaxone ABRE East 9 14 24 14 7 6 26 26 9 14 24 14 7 6 Other Cladribine fingolimod alemtuzumab Tysabri Copaxone ABRE East 6 12 11 17 19 4 31 31 12 6 11 17 19 4 N=1501 N=172 N=362 N=342

Other Cladribine fingolimod alemtuzumab Tysabri Copaxone ABRE East 8 17 26 17 8 8 16 16 8 17 26 17 8 8 Physicians Eager to Incorporate New Options Into Preferred Second Line Treatment Paradigm However, for second line treatments, new therapies are highly favored over current therapies, with most physicians favoring alemtuzumab-MS and fingolimod 1 US Survey and interview results (128 surveys, 22 US interviews) 2 EU Interviews (55 surveys, 32 interviews) SOURCE: Independent Market Research from Neurologist phone interviews Other Cladribine fingolimod alemtuzumab Tysabri Copaxone ABRE East 1 15 15 30 6 10 23 15 15 30 6 23 10 1 Other Cladribine fingolimod alemtuzumab Tysabri Copaxone ABRE East 3 20 16 11 6 9 35 35 6 3 20 16 11 9 Other Cladribine fingolimod alemtuzumab Tysabri Copaxone ABRE East 2 19 12 26 21 1 19 19 19 2 12 26 21 1 N=1501 N=172 N=362 N=342 Other Cladribine fingolimod alemtuzumab Tysabri Copaxone ABRE Second Line Treatment Paradigm Preferences For Relapsing Patients In The Future

Other Cladribine fingolimod alemtuzumab Tysabri Copaxone ABRE East 3 14 15 40 11 3 13 13 3 14 15 40 11 3 Physicians Eager to Incorporate New Options Into Preferred Third Line Treatment Paradigm Tysabri and alemtuzumab-MS are seen as potential third lines of treatment due to side effect concerns 1 US Survey and interview results (128 surveys, 22 US interviews) 2 EU Interviews (55 surveys, 32 interviews) SOURCE: Independent Market Research from Neurologist phone interviews Other Cladribine fingolimod alemtuzumab Tysabri Copaxone ABRE East 7 29 39 11 6 8 7 7 8 7 29 11 39 6 Other Cladribine fingolimod alemtuzumab Tysabri Copaxone ABRE East 23 16 20 22 17 0 2 17 23 2 16 20 22 Other Cladribine fingolimod alemtuzumab Tysabri Copaxone ABRE East 3 25 13 20 25 1 13 25 13 20 1 25 3 13 Other Cladribine fingolimod alemtuzumab Tysabri Copaxone ABRE N=1501 N=172 N=362 N=342 Third Line Treatment Paradigm Preferences For Relapsing Patients In The Future

Alemtuzumab MS - Three Waves of Penetration Per Physician Segmentation Source: Independent Market Research Trial Peak Adoption Initial Adoption 18-20% Physicians willing to try in aggressive cases Physicians have first- hand experiences and have incorporated into their line of therapy Physicians comfortable with therapy and willing to actively switch non- controlled patients Yr 5+ Yrs 2-3 Yr 1 Potential share ~5% Potential share 10-12% Potential share 18-20% 5% 10-12%

AGENDA Alemtuzumab Plans Built on Extensive Research The $3B opportunity Genzyme research Independent research The economic advantage Product penetration

Extensive Provider and Payer Market Research Over Last 4 Years In-depth interviews: KOLs: > 10 US, >15 EU, 7 Brazil Neurologists and other providers: ^ 40 US, >10 EU Payer/regulatory: >50 US, ^ 10 Germany, ^ 10 France, ^ 10 UK, ^ 10 EU-wide & other EU countries, 11 payer/regulatory Brazil1 Surveys: 420 US neurologists surveyed (90 surveyed twice, so 330 individuals surveyed) 250 EU neurologists surveyed (90 surveyed twice, so 160 individuals surveyed) Conjoint: > 200 US neurologists > 400 EU neurologists over 5 countries NOTE actual number of interviews significantly greater due to multiple conversations with individuals) 1Including: 32 US Medical or Pharmacy Directors, nearly all have both commercial and Medicare lives, many also have Medicaid lives. Some of these also serve as carriers for traditional Medicare where they administer the Part B benefit 6 US Specialty Pharmacy representatives Others in US including: CMS, VA, HRSA, FDA, pharmacovigilance firms Others in EU including: France: MOH, CEPS, ARH, IRDES, LEEM, Germany: IQWiG , GBA, KBV, sickness funds, UK: NICE, PCTs, SMC, ABPI, EU: OECD, EAHP 82

MS: An Expensive Disease Highest Impact on Costs: Reversing Progression Cost of MS to a person in the US, averages ^ $70,000 to $95,000 a year*1,2 Multiple sclerosis:2 Has early onset Requires chronic treatment Resource use and costs increase over time1 Increase due to disease progression primarily from increasing disability1 Resource use and costs due to relapse are greater than that of the EDSS category due to hospitalization and medications3 Agents that prevent or arrest the rate of MS progression will affect the overall cost of MS Economic considerations justify aggressive efforts to delay progression of MS 83 1. Reynolds MW, et al. JME, 2010; 13(1): 90-98. Further referenced to 3 sources: Whetten-Goldstein K et al. Mult Scler 1998;4:419-425. Prescott JD, et al. J Manag Care Pharm 2007;13:44-52. Patwardhan MB, et al. Mult Scler 2005;11:232-239. 2. National Multiple Sclerosis Society. 3. Morrow TJ. Journal of the Neurological Sciences 256 (2007) S39-S44. *including direct, out-of-pocket costs and indirect costs (lost or reduced income.) Lifetime costs per patient, US, estimated at $2.5 million (in 1994 US$) $4 million in 2010 dollars. Overall US annual cost between $6.8 and $11.9 billion (in 1994 US$) $12.4 and $21.8 billion in 2010 dollars* Lifetime and annual costs inflated from 1994 estimates using Medical CPI-U from US Bureau of Labor Statistics

Alemtuzumab Outcomes Result in Unprecedented Pharmacoeconomic Benefit* Extensive and rigorous cost-effectiveness analyses (CEA) performed for alemtuzumab Compared with natalizumab, interferons, glatiramer acetate, cladribine, fingolimod, and best supportive care US, UK, Germany, & France modeled Payer and societal perspectives Reflect real-world application (e.g. NICE guidance) Results show that alemtuzumab is cost-effective and, in most cases, cost-saving relative to all modeled comparators Results grow stronger over longer time horizons Initial results being discussed with US and EU payers 84 *Genzyme cost-effective analyses, data on file

Alemtuzumab More Cost Effective Than Competitors* 85 Data points below represent incremental cost-effectiveness ratios for alemtuzumab vs. each comparator in the US Costs Effectiveness -$300,000 -$200,000 -$100,000 $100,000 $200,000 $300,000 -6 -4 -2 2 4 6 20-year payer 20-year societal 30-year payer 30-year societal Time horizon and perspective 0 *Compared with natalizumab, interferons, glatiramer acetate, cladribine, fingolimod, and best supportive care (US, UK, Germany, & France modeled) Ceiling Ratio ($50,000/Quality of Life Year) Cost-effective (shaded region)

MS Value-Based Price is Achievable in the US and EU Payer consensus Value-based pricing in MS achievable Oncology access complex, but feasible National solutions required Payer dynamics Market generally inelastic Goal: provide access to most effective drug available Concern: total budget impact over price per patient Alemtuzumab seen as material advance Clinical outcomes Pharmacoeconomic data Intermittent, not chronic annuity Cost-effective; positive budget impact Confirmed by Independent Advisory Firm "European payers would be willing to pay a premium over Tysabri subject to our demonstrating safety and efficacy consistent with specific guidelines for each country (e.g., French innovation score)"

AGENDA Alemtuzumab Plans Built on Extensive Research Introduction Genzyme research Independent research The economic advantage Product penetration

12.0000000000014 172.550234398626 49.0219485727037 13.0000000000015 1494.418873091 897.459928446307 14.0000000000016 2338.97509814278 2062.51517091422 15.0000000000017 2549.53946091381 2783.70266172495 16.0000000000018 2873.89114756138 3258.22859326271 17.0000000000019 2745.4755514944 3495.11368552052 18.000000000002 2509.52040658525 3179.00000000036 19.0000000000022 2339.21224804391 2522.00000000029 20.0000000000023 2286.38328694325 1866.00000000021 Base Cases Show Peak Revenue of ~$3B 0 Projected Alemtuzumab MS Global Revenues ($M) Source: Internal forecasts and leading independent advisory firm. 20 19 18 17 16 15 14 13 2012 Genzyme Independent Advisory Firm

Genzyme Base Case Projected Global Patient Ramp is Comparable to Tysabri re-launch: Tysabri (actual) v. Alemtuzumab 0 Sources: Biogen Idec October 26, 2010 Earnings release (figures for year end 2007, 2008, 2009) Genzyme Estimates (Year end 2013, 2014, 2015) 4 reports of Tysabri PML 26 new reports of Tysabri PML Alemtuzumab Tysabri Patients

90 Alemtuzumab Share Forecast is Achievable Alemtuzumab assumptions significantly lower than launch curves of drugs with treatment paradigm changing efficacy* Even in mature markets with entrenched competition Regardless of route of administration Patient share data for comparables are for US only *Cowen Therapeutic Categories Outlook 2001-2010; SDI Physician Drug & Diagnosis Audit; Synovate 1. Potential market share from Independent market research US Patient Share Gleevec (CML) Rituxan (NHL) Lipitor (Chol) Sutent (mRCC) Avastin (mCRC) Remicade (RA) Tysabri (MS) Alemtuzumab Peak Patient Share 18-20%1 potential share

Alemtuzumab Peak Penetration Assumptions Significantly Lower Than Anti-TNF's Rheumatoid Arthritis Market Very successful infused therapies Introduced early and late Little efficacy differentiation No head to head data Chronic Alemtuzumab More efficacious head to head Limited dosing Patient share easily 20% Source: Cowen Therapeutic Categories 2001-2009 US Rheumatoid Arthritis Patient Share (2001 - 2009) Patient share

92 Alemtuzumab Peak Penetration Assumptions Significantly Lower Than ABCRs * Cowen Therapeutic Categories 2001-2009, Betaseron/ Betaferon numbers include Extavia for 2009 1. Potential market share from Independent market research Rebif Copaxone Betaseron Avonex Tysabri (MS) Global MS Market Share* (2001-2009) Global Patient Share Alemtuzumab Peak Patient Share 18-20%1 potential share

SUMMARY: A Potential New Standard in MS Therapy Significant opportunity for a transformative therapy Promising new treatment in late-stage development Projected material share of large and growing market Substantial progress made, momentum building Product differentiation demonstrated Extensive data generated, more emerging MS value-based pricing feasible Market access framework in place Phase III data expected near-term Commercial planning and implementation well underway Lever Genzyme historic global reach and strength Global hiring in process Global launch planning ongoing 93

94 Introduction

Question & Answer Henri Termeer Chairman, President and Chief Executive Officer Bob Carpenter Lead Independent Director Edward Fox, M.D., Ph.D. Central Texas Neurology Consultants Michael Panzara, M.D., M.P.H. Group Vice President, Therapeutic Area Head Multiple Sclerosis and Immune Diseases Mark Enyedy Senior Vice President, President of Transplant, Oncology, and MS

Appendix

Prevalence, Incidence, Diagnosed and Treated MS Patients in Each of the Major Market Populations 309 135 7 90% 87% 329 61 110 5 90% 75% 48 82 149 4 89% 84% 74 61 80 4 85% 85% 26 Population (2010) In Millions Prevalence Per 100,000 Incidence Per 100,000 Diagnosed1 Treated1 MS Patient Pool in 1,000s 1 Based on RRMS diagnosis and treatment rates; n=253 Source: Independent Market Research using data from United Nations, MS Atlas, World Bank, Physicians interviews

Largest Market Segment Relapsing Remitting MS US Patient Split by Type of MS Percent of Total Patients Europe Patient Split by Type of MS Percent of Total Patients Source: 2009 ATU RRMS SPMS PRMS PPMS 69% 19% 7% 8% RRMS SPMS PRMS PPMS 58% 20% 10% 12% Relapsing Non-Relapsing